Press Release

Cyber Defense announces Purchase of Two CyberBug Grande’s by the U.S. Air Force Academy

St. Petersburg, Fl- October 18, 2007 -- Cyber Defense Systems, Inc. (OTCBB: CYDF - News), a designer and developer of next generation unmanned aerial systems (UAS’s), announced today that the company has received orders from the U.S. Air Force academy for two Cyber Bug Grande’s, support systems and training.

The CyberBug Grande™ is a 45 pound version of the popular CyberBug™ with scheduled delivery to be in November. It has been designed to specifically carry a twelve pound payload and fly for up to one and half hours. Initial tests show flight time can be extended with a reduction in payloads.

This is one of the most versatile UAV’s offered in the market place today. The ability to deliver supplies and or carry sophisticated surveillance equipment and fly long duration missions with the Grande feature is a very unique vehicle to offer under $100,000.

Billy Robinson, CEO of Cyber Defense Systems, stated “We are delighted the CyberBug Grande™ has been chosen by the Air Force Academy. The future commanders of our Air assets are now training on two of Cyber’s recently successful products, the CyberBug B™ and CyberBug Grande™” added Robinson.

ABOUT CYBER DEFENSE SYSTEMS

Cyber Defense Systems, Inc. (OTCBB: CYDF) (http://www.cduav.com) is designing and building a new generation of UAV’s. Cyber Defense located in St. Petersburg, FL is currently marketing airships and their CyberBug™ UAV’s to various branches of the U.S. government, Law enforcement and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations.

Techsphere Systems International, Inc. (“TSI”) (http://www.techsphere.us) is a wholly owned subsidiary of Cyber Defense. TSI, located in Columbus, GA, is a manufacturer of low and mid altitude airships. Together with their teaming companies, Techsphere designs and builds unique airship platforms for use in many areas including surveillance, the military and wireless communications. The current SA 60 spherical airship design holds the world altitude record at over 20,000 feet.

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations; (iii) the Company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control and those actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:
Cyber Defense Systems, Inc.
Billy Robinson, 727-577-0878
billy@cduav.com